Exhibit 99.1

Final Transcript

Conference Call Transcript

CASY - Q1 2009 Casey’s General Stores Earnings Conference Call

Event Date/Time: Sep. 04. 2008 / 9:30AM CT

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FINAL TRANSCRIPT

Sep. 04. 2008 / 9:30AM CT, CASY - Q1 2009 Casey’s General Stores Earnings Conference Call

CORPORATE PARTICIPANTS

William Walljasper

Casey’s General Stores—CFO, SVP

CONFERENCE CALL PARTICIPANTS

Karen Short

Friedman, Billings, Ramsey Group, Inc.—Analyst

Alex Bisson

FTN Midwest Securities—Analyst

Anthony Lebiedzinski

Sidoti & Company—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the first quarter 2009 Casey’s General Stores earnings conference call. My name is Dan and I’ll be your coordinator for today. At this time all participants are in listen-only mode. We will facilitate a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS) As a reminder this conference is being recorded for replay purposes. I would now like to turn it over to Mr. Bill Walljasper. Please proceed, sir.

William Walljasper —Casey’s General Stores—CFO, SVP

Thank you. And good morning and thank you for joining us to discuss Casey’s results for the first quarter of fiscal 2009, ended July 31. I’m Bill Walljasper, Chief Financial Officer; Bob Myers, President and Chief Executive Officer, is also here. I hope all of you had the opportunity to see the press release. If you haven’t, please let me know and I’ll make sure a copy is forwarded to you. Before I begin, I’ll remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release in the 2008 annual report, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

I’ll take a few minutes to summarize the quarter, then open for questions. As most of you have seen, the company had a solid first quarter, with earnings per share from continuing operations of $0.57 compared to a record $0.59 a year ago. Without the effect of the impairment charges related to the unusual flooding in our market area, earnings would have been $0.60 per share. The strong performance was a result of higher than normal gasoline margins and solid sales inside our stores. In all three months of this quarter, we experienced a gas margin ahead of our annual goal of $0.108 per gallon. However, in July, we experienced a downward movement in the wholesale cost of gasoline, which created an environment that expanded our margin even further, resulting in a quarterly margin of $0.156 per gallon, down slightly from the record margin a year ago of $0.158.

During the quarter, the average retail price of gasoline was $3.77 per gallon, compared to $2.99. The higher retail price created some elasticity in demand, resulting in same store gallons to be up only 0.5%. Total gallons sold were up to 1.4% to 317.9 million gallons. Gross profit in this category was up slightly to $49.6 million. Gasoline was impacted in August, as the higher retail environment continued; however, the margin continued to be strong.

We experienced solid gains in the grocery and other merchandise category, despite unfavorable weather holding back sales in the first part of the quarter. Total sales were up 5.5% to $274 million. Same store sales were up 4.7%. Even with the rising cost pressures, we were able to maintain a strong margin of 34%, significantly ahead of our annual goal. The strong margin was driven by continued sales of higher margin items primarily in the beverage area.

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Sep. 04. 2008 / 9:30AM CT, CASY - Q1 2009 Casey’s General Stores Earnings Conference Call

We are pleased with the gains in the overall category, especially due to the difficult comparisons from last year, adverse weather and a more challenging economy. Overall total inside gross profit increased over 7.6%, and same store customer count remained solid, up nearly 2%. Same store sales and customer count continued to be strong in August.

The prepared food and fountain category continues to perform exceptionally well. Total sales were up 13.4% to $85.6 million. Same store sales in the first quarter were up 12.3%, which was on top of a 9.5% increase a year ago. The sales increase was driven by a continued emphasis on having the right product out in the warmers at the right time of day. We also continue to benefit from price increases that we have taken over the past 12 months. This accounted for about one half of the same store sales increase.

The prepared food margin was down about 120 basis points to 60.5%, due to pressures from increased commodity costs, primarily cheese. The average cost of cheese, including freight and processing this quarter was approximately $2.25 per pound, compared to about $1.60 per pound in the first quarter last year. We have seen the cost of cheese fall recently to about $1.90 per pound. Despite the margin short fall, gross profit dollars were up 11.3% to $51.8 million, and sales continue to be strong in August.

In the quarter, operating expenses increased 8.9%; however, without the unusual flood loss that we incurred, expenses would have been up 6.8%. In addition to the flood-related impairment charges, credit card fees were up approximately $4 million and wages were up $3.7 million. Also our fuel expense was up $1.3 million due to the higher cost.

Our balance sheet continues to be strong. At the end of the quarter, cash and cash equivalents were $171.5 million and shareholders’ equity rose to $673.3 million, up nearly $26 million from the end of the fiscal year. We continue to pay down debt, long-term debt [net occuring] maturities was down almost $12 million to $169.6 million. At the end of the quarter, our average long-term debt, including the current portion, to average total capital ratio was about 27%.

On the income statement, total revenue was up 22.4% to $1.6 billion, driven by higher gasoline prices and solid sales increases in the categories that I mentioned previously. The effective tax rate was 37.9%, up slightly due to several smaller nonrecurring prior year adjustments. We expect the annual effective tax rate to be around 37%. The number of basic shares outstanding in the quarter was 50,753,995, the diluted share count was 50,868,897.

We generated $60.7 million of cash flow from operations, down slightly from $62 million a year ago, and capital expenditures were $29.2 million. We expect this to increase in upcoming quarters, as we anticipate closing on more acquisitions and accelerating new store construction. This quarter we did not open any new store constructions and completed seven acquisitions. Pending any unforeseen issues, we should complete approximately 20 new stores this fiscal year.

We anticipate the remaining balance of our unit growth, in relation to our goal, will be through acquisitions. We remain optimistic that there are substantial opportunities available, and we will continue our disciplined approach in pursuing those opportunities. Our store count at the end of this quarter was 1,456 corporate stores and 10 franchise stores. That completes my review of the quarter. We’ll now take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from the line of Karen Short from Friedman, Billings, Ramsey. Please proceed.

Karen Short —Friedman, Billings, Ramsey Group, Inc.—Analyst

Hey, everyone, great quarter.

William Walljasper —Casey’s General Stores—CFO, SVP

Hey, Karen, how are you?

Karen Short —Friedman, Billings, Ramsey Group, Inc.—Analyst

Good, how are you?

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FINAL TRANSCRIPT

Sep. 04. 2008 / 9:30AM CT, CASY - Q1 2009 Casey’s General Stores Earnings Conference Call

William Walljasper —Casey’s General Stores—CFO, SVP

Thank you.

Karen Short —Friedman, Billings, Ramsey Group, Inc.—Analyst

Couple of questions, just talking about your CapEx and your new store development, I’m wondering, could you just remind me what your CapEx guidance is for the full year, and then talk a little bit about your new store development and when you’re going to be opening the first of the new stores, and some of the changes that you’re making in those stores?

William Walljasper —Casey’s General Stores—CFO, SVP

Sure. The CapEx guidance for the year actually is outlined in the annual report. The total CapEx budget was $130 million. I don’t know if you want that broken down or not, but to answer your question regarding the new store construction, as I kind of eluded to in my comments, we should be around 20 to 25 new stores by the end of the fiscal year.

Nearly all of these stores will be the new store design that was eluded to in the press release. This store design is about 1,000 square feet larger than the existing store. That 1,000 square feet will actually be divided primarily into two areas. One would be an increased space for prepared foods, for some expanded product lines that we plan on rolling out, specifically in the coffee area. The other will also be expanding our cooler door set. A normal store for us is about a nine door cooler set, and this new store design will be a 14 or 15 door cooler set. It’s really to accommodate and to meet customer demand with respect to the beverage category.

Karen Short —Friedman, Billings, Ramsey Group, Inc.—Analyst

Are these mostly in slightly more urban locations? Like what would be the minimum threshold on population for the new stores?

William Walljasper —Casey’s General Stores—CFO, SVP

You know, it really runs the gamut, Karen. Most of those stores are going to be in the same type of demographic that our existing store base is in. When we do look at smaller communities, we’ll take a harder look at whether this larger store design is warranted for that smaller community. So you may not see it in all of the new stores, which is why I said most of our stores that we will be building will be that new store design. There might be one or two that won’t be specifically because of traffic patterns in that particular community.

Karen Short —Friedman, Billings, Ramsey Group, Inc.—Analyst

Okay. And then I guess, a couple of questions on just pricing in general. First is what are your thoughts on a dairy hedge, given that dairy seems to have come down a little bit? And then the second question is I’m curious to see what you’re seeing from your vendors with respect to price increases. Did you kind of see—- have you recently seen an acceleration in the requirement to raise prices with you guys, because some other companies are indicating that it seems to have accelerated recently.

William Walljasper —Casey’s General Stores—CFO, SVP

Actually the first part of your question regarding a forward buy in the cheese area, I mean we look at that on a daily basis. It has fallen off, as I mentioned, subsequent to the end of our quarter, but this has been something that’s been a little bit more volatile than it has in recent past, so it does spike up here and there. Right now we’re not yet comfortable with looking at a forward buy in there. Again, we’ll continue to look at that, and if the opportunity presents itself, we’re certainly going to take that opportunity.

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FINAL TRANSCRIPT

Sep. 04. 2008 / 9:30AM CT, CASY - Q1 2009 Casey’s General Stores Earnings Conference Call

The second part of your question regarding cost pressures, absolutely. We continue to see cost pressures within our industry, and specifically within our company, not just in the prepared food category, but also in the grocery and general merchandise category. We are in the process of taking price increases. We’ll be taking a series of price increases in October in the prepared food category to counteract that, and perhaps shore up our prepared food margin from where we reported. But also we’ll be taking a series of price increases across quite a few categories within the grocery and general merchandise.

Karen Short —Friedman, Billings, Ramsey Group, Inc.—Analyst

And are you seeing any resistance on the customer part, or are you not really seeing that?

William Walljasper —Casey’s General Stores—CFO, SVP

We haven’t seen any elasticity in that regard. The only elasticity in demand we have seen has been in the gas gallons with the higher retail, but I think when you look at our same store sales within grocery and general merchandise and the prepared food category, in conjunction with our same store customer count being so strong, I think that’s an indication that our customer base here in our marketing area certainly is a little more palatable as far as those price increases.

Karen Short —Friedman, Billings, Ramsey Group, Inc.—Analyst

Okay. I’ll get back in queue. Thanks.

Operator

Your next question comes from the line of Alex Bisson from FTN Midwest. Please proceed.

Alex Bisson —FTN Midwest Securities—Analyst

Good morning, Bill, and congratulations on a good quarter.

William Walljasper —Casey’s General Stores—CFO, SVP

How are you doing, Alex?

Alex Bisson —FTN Midwest Securities—Analyst

Doing well.

William Walljasper —Casey’s General Stores—CFO, SVP

Good.

Alex Bisson —FTN Midwest Securities—Analyst

In your comments you eluded to the acquisition environment getting a little bit better. I was just curious if you could add a little bit of detail around that, what’s creating that change?

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Sep. 04. 2008 / 9:30AM CT, CASY - Q1 2009 Casey’s General Stores Earnings Conference Call

William Walljasper —Casey’s General Stores—CFO, SVP

I can give as much detail as I can with respect to that. I can tell you that with respect to the change, I’m not sure there’s necessarily a substantial change, but as I mentioned and as you have seen, the gas margin was very strong, has actually continued strong over the last five to six quarters. So it’s a situation where perhaps the price environment or the disconnect between buyer and seller is becoming a little bit more narrow, and I think that is helping with that to some degree. But also, I would say that another thing that would probably be more accelerating the pipeline for acquisitions would be along the same lines of what I just answered, and that would be the continued pressures within the industry. I mean commodity cost pressures continue to rise and the credit card fees continue to be an issue within the convenience store industry.

Retailers are finding this to be very problematic. They’re trying to offset that through the gas side of the business, but it’s becoming quite challenging to do that. Keep in mind the cost of a tanker of gas several years ago was only about $10 thousand to $12 thousand, now it’s $30 thousand to $35 thousand, and it’s very difficult from a working capital standpoint for some of the smaller operators. We may not have some of that. We have that pressure, obviously, but our payment terms, we turn our gas about every three days and we don’t have to pay for that gas for about ten days, so it’s a very nice situation for us. So I think that is helping maybe bridge the gap between buyer and seller.

Now, we have numerous chains that we’re looking at, and these chains range from ten stores up to 50 stores, and they’re in various stages, ranging from negotiation on a pricing standpoint, to doing some other parts of due diligence. So that’s really the reason for the optimistic comment with respect to acquisition opportunities.

Alex Bisson —FTN Midwest Securities—Analyst

Okay. Bill, as you mentioned, the fuel margin’s been awfully strong over the last year or so. I’m curious, how does that change your approach to acquisitions? Does that make you feel comfortable paying a little bit higher margin, or as you go through it, are you modeling a little bit higher fuel margin in your expectations?

William Walljasper —Casey’s General Stores—CFO, SVP

Well, we’re not really modeling a higher fuel margin as of yet, but as the higher margin environment continues, and if it continues through the remainder of this—- over a good part of this fiscal year, certainly from our perspective, Alex, we’re going to take a little bit harder look at how we evaluate that component of an acquisition, and that will help the disconnect as well. I mean if we believe that there is a higher margin environment that can be sustained, certainly that’s going to help bridge that gap. So I think perhaps from a longer term perspective, that will help.

Alex Bisson —FTN Midwest Securities—Analyst

All right. Thank you very much.

William Walljasper —Casey’s General Stores—CFO, SVP

Thank you, Alex.

Operator

Your next question comes from the line of Anthony Lebiedzinski, with Sidoti & Company.

Anthony Lebiedzinski —Sidoti & Company—Analyst

Good morning.

William Walljasper —Casey’s General Stores—CFO, SVP

Good morning. It sounds like the acquisition multiples really haven’t come down, it’s just that you guys probably expect the current margin environment to at least be probably as close to it is now, and then you’re looking to possibly pay up a little bit more of a higher multiple for acquisitions than you used to, is that a fair assessment? I think the combination, I think in some cases we are seeing some of the multiples come

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FINAL TRANSCRIPT

Sep. 04. 2008 / 9:30AM CT, CASY - Q1 2009 Casey’s General Stores Earnings Conference Call

off from what we had seen in the past 12 months, and then also in some cases if we continue to see a higher margin environment, we may actually look at our model a little bit more closely and especially in the gas arena. So I think it’s a combination there, Anthony. And I really think the activity is really generated by the other costs, or excuse me, the pressures that the industry are facing.

Anthony Lebiedzinski —Sidoti & Company—Analyst

Okay. And also as far as the operating expenses, I mean even though you had these flood damages, they were up less than 9%, have you guys done anything differently? I mean like stuff like bonus accruals, are they down, or are there any other things that you pointed out in your press release that you have a ongoing focus on containing costs? Perhaps you can just shed some color on that.

William Walljasper —Casey’s General Stores—CFO, SVP

Well, to answer your first part of that on bonus accruals, those are very flat Q1 over Q1, so that really wasn’t creating any skewing effect. Really the only two skewing items when you look at both periods, obviously you have the $2.6 million in impairment charges for flood loss; there was also about a $700 thousand impairment charge for a couple other stores in this quarter that wasn’t there in the prior quarter.

Also in the prior quarter, if you recall, we had some unusual health insurance activity in the quarter to the tune of about $2 million, $2.25 million. So I mean you can pull both of those out to try to get more of an apples to apples comparison. Ongoing cost containment, for us, some of the things are a little bit more out of our control, like credit card fees and fuel expense, and when you look at credit card fee increase of about $4 million and fuel expense of about $1.3 million, that represents roughly half of the increase in our operating expense.

We have done some things as you’re aware of in the credit card arena by bringing in house the clearing of the credit card, and last year that saved us about $2 million to $3 million. But for the most part, that’s a little more of a challenging thing to contain, because utilization of credit cards continues. We now have peaked over 50% utilization in credit cards. We actually, in the first quarter were at 52%, five years ago we were at 22%. That’s going to be an ongoing concern for retailers.

We also, from a wage perspective, we’re always looking at the wage perspective and trying do what we can do. We want to make sure we pay people competitively, so we don’t lose individuals. The good example of that was last year, Anthony, we talked about adding second assistant managers to help shore up some of the manager turnover, and I think that has been received very well. It’s just an ongoing focus at all the major buckets of our business.

Anthony Lebiedzinski —Sidoti & Company—Analyst

And, also, just curious, do you guys charge at the pump the same price for cash and credit, or have you looked at possibly, say, charging your customers less if they’re paying cash?

William Walljasper —Casey’s General Stores—CFO, SVP

Right now the cash discount is not a prevalent thing in our market area. We don’t have that in any of our stores. If that becomes a more prevalent issue in our area, we’ll certainly have to take a harder look at that, but that’s somewhat of a slippery slope when roughly half of our customers are already paying cash, and then you’re offering a discount on top of that. You have to take a pretty hard look at that. So, no, we don’t have anything like that going on.

Anthony Lebiedzinski —Sidoti & Company—Analyst

Okay. Well, thanks for your help.

William Walljasper —Casey’s General Stores—CFO, SVP

You bet, Anthony.

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FINAL TRANSCRIPT

Sep. 04. 2008 / 9:30AM CT, CASY - Q1 2009 Casey’s General Stores Earnings Conference Call

Operator

At this time we have no further questions. I would now like to turn the call back over to Mr. Walljasper, CFO, for closing remarks.

William Walljasper —Casey’s General Stores—CFO, SVP

Well, thanks again for joining us this morning. As a reminder, same store sales for August will be released September 15. Thank you for joining us and have a good weekend.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. Good day.

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